EXHIBIT 99.1

Community National Bank

NEWS RELEASE

For Immediate Release

January 23, 2024

For more information contact:

Tracy D. Roberts, VP & Marketing Director

802-487-3512

troberts@communitynationalbank.com

Caldwell Promoted to President of Community National Bank

Derby, VT—On January 17, 2024, the Board of Directors of Community National Bank (the Bank), the wholly-owned subsidiary of Community Bancorp. (the Company), appointed Christopher L. Caldwell, age 58, to the position of President of the Bank, effective immediately. Kathryn M. Austin, who previously held the combined titles of Bank President and Chief Executive Officer, will continue to serve as the Bank’s Chief Executive Officer. No changes were made to the Company’s officers.

As previously reported, Mr. Caldwell, who currently serves as the Company’s Vice President, was appointed to Boards of Directors of the Company and the Bank, effective January 1, 2024. Mr. Caldwell joined the Bank in April 2021 as Senior Vice President and Senior Lender and was promoted to Executive Vice President and Chief Lending Officer in July of that year. He brings 30 years of community banking and leadership experience to his new position as Bank President.

Mr. Caldwell’s appointment follows the Bank’s leadership succession planning process in preparation for the planned retirement of Ms. Austin. Ms. Austin will retain her positions as Chief Executive Officer of the Bank and as President and Chief Executive Officer of the Company until her retirement at year-end 2024. She has been employed with the Bank for over 40 years and has served as chief executive of both the Bank and the Company since 2017, as a director of the Company since 2013 and as a director of the Bank since 2012.

Community National Bank is an independent bank that has been serving its communities since 1851. CNB has offices located in Derby, Barre, Barton, Derby Line, Enosburg Falls, Island Pond, Lyndonville, Montpelier, Morrisville, Newport, St. Johnsbury and Troy and Loan Production Offices in Burlington and Lebanon, NH. For more information about CNB please visit communitynationalbank.com.

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